SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                              _____________________

                                     FORM 8-K

                                  CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported):  January 16, 1997

                                 RAYTHEON COMPANY
              (Exact name of registrant as specified in its charter)

              Delaware                1-2833             04-1760395
      (State of Incorporation)   (Commission File      (IRS Employer
                                      Number)          Identification
                                                           Number)

                   141 Spring Street
                 Lexington, Massachusetts                   02173
      (Address of principal executive offices)           (Zip Code)


      Registrant's telephone number, including area code:  (617) 862-6600







         Item 5.   Other Events.

                   On January 16, 1997, the Registrant entered into an Agreement and Plan of Merger (the "Merger Agreement") with HE Holdings, Inc. ("HEH"), a Delaware corporation and an indirect, wholly owned subsidiary of General Motors Corporation, a Delaware corporation ("GM"), pursuant to which the Registrant agreed to merge with and into HEH (the "Merger"). Prior to consummation of the Merger, GM and certain of its affiliates will consummate certain transactions, including a spinoff of HEH (which will then consist primarily of the aerospace and defense systems businesses of Hughes Electronics Corporation, the parent corporation of HEH) to GM stockholders. The Registrant and GM have entered into an Implementation Agreement, dated as of January 16, 1997, relating to certain of these transactions (the "Implementation Agreement").

                   In the Merger, holders of the common stock of Registrant (the "Common Stock") will receive one share of a new Class B common stock of the surviving corporation for each share of Common Stock owned at the effective time of the Merger, which shares of Class B common stock will represent, in the aggregate, 70% of the equity in the surviving corporation. The common equity of HEH distributed to GM stockholders will represent, following the Merger, in the aggregate, 30% of the equity of the surviving corporation in the form of shares of Class A common stock. The holders of Class A common stock will have, in the aggregate, 80.1% of the voting power, and the holders of Class B common stock will have, in the aggregate, 19.9% of the voting power in the election of directors. On all other matters, the holders of Class A common stock and Class B common stock will vote as separate classes.

                   Prior to the Merger, the Registrant has agreed that HEH may borrow, and become liable to repay, approximately $4.4 billion, which amount will be contributed by HEH to GM or another affiliate of GM that is not a subsidiary of HEH and the proceeds of which will therefore not be assets of HEH as of the time of the Merger. The actual amount will be determined by subtracting from $9.5 billion any other outstanding debt of HEH as of the Effective Time and the product of (x) the number of shares of Class A common stock to be issued to GM stockholders (102,630,503 shares) and (y) the average closing market price of the Common Stock during the 30-day period ending on the fifth day prior to consummation of the Merger; provided that in the event such average price is less than $44.42, it will be deemed to be $44.42, and in the event such price is more than $54.29, it shall be deemed to be $54.29.







                   Consummation of the transactions is subject to satisfaction of various conditions, including the approval of the Merger by a majority of the holders of Common Stock, determination by the GM Board of Directors of the proportion of Class A common stock of the surviving corporation to be distributed to the holders of GM common stock and GMH stock, finalization by GM of the details of the internal transfers that will precede the Merger, the approval of the transactions by the holders of GM common stock and GMH stock, expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt by GM of a ruling of the Internal Revenue Service relating to certain federal tax consequences of the transactions and other customary conditions.

                   A copy of each of the Merger Agreement and the Implementation Agreement is attached hereto as Exhibit 2.1 and
         Exhibit 2.2, respectively, and each is incorporated herein by reference, and the descriptions contained herein of such agreements and the transactions contemplated thereby are qualified in their entirety by reference to such Exhibits.

                   In connection with entering into the Merger
         Agreement, on January 16, 1997, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.







         Item 7. Financial Statements, Pro Forma Financial Information and Exhibits


                   (c) Exhibits. The following exhibits are filed as part of this report:


                    2.1 Agreement and Plan of Merger dated as of January 16, 1997, by and between Raytheon Company and HE Holdings, Inc.

                    2.2 Implementation Agreement, dated as of January 16, 1997, by and between Raytheon Company and General Motors Corporation.

                   99.1 Press release, dated January 16, 1997, issued by the Registrant.







                                    SIGNATURE



                   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here-unto duly authorized.


         Dated:  January 16, 1997

                                    RAYTHEON COMPANY


                                    By /s/  Christoph L. Hoffmann
                                        Executive Vice President
                                        Law and Corporate Administration,
                                        and Secretary







                                 EXHIBIT INDEX

         Exhibit
         Number                   Description

           2.1 Agreement and Plan of Merger dated as of January 16, 1997, by and between Raytheon Company and HE Holdings, Inc.

           2.2 Implementation Agreement, dated as of January 16, 1997, by and between Raytheon Company and General Motors Corporation.

          99.1               Press release, dated January 16, 1997.